Execution copy

confidential

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as confidential.

COMMERCIAL SUPPLY AGREEMENT

By and Between

ARx, LLC

and

BioXcel Therapeutics, Inc.

Dated as of April 1, 2022

COMMERCIAL SUPPLY AGREEMENT

This Commercial Supply Agreement (this “Agreement”), dated as of April 1, 2022 (the “Effective Date”) is entered into by and between, BioXcel Therapeutics, Inc., a Delaware corporation, with an address at 555 Long Wharf Drive, 5th Floor, New Haven, CT 06511 USA (“BioXcel”), and ARx, LLC, a Pennsylvania limited liability company, with an address at 400 Seaks Run Road, Glen Rock, PA 17327 (“ARx” and together with BioXcel, each a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, the Parties are parties to that certain Work Plan, dated as of July 21, 2017 and attached hereto as Attachment A (as the same may have been amended, the “Work Plan”), as well as the accompanying Development Quality Agreement, dated as of June 20, 2019 (as the same may have been amended, the “DQA”, and together with the Work Plan, the “Prior Agreements”), and the Work Plan is hereby terminated in its entirety as of the Effective Date subject to any continuing obligations contained herein;

WHEREAS, BioXcel desires ARx to Manufacture and supply Products in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the Manufacture and supply of Products by ARx, BioXcel will provide (or have provided) certain starting materials to ARx for use in the Manufacture of Product, in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, ARx is willing to Manufacture and supply Products in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties intend for this Agreement and the Quality Agreement (as defined below) to supersede the Prior Agreements, which will each be terminated as of the Effective Date, subject to any continuing obligations contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.Definitions.  For the purpose of this Agreement, the following capitalized terms have the following respective meanings:
1.1[***]
1.2“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party, for so long as such Person controls, is controlled by or is under common control with a Party, and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.
1.3“Agreement” has the meaning set forth in the Preamble.
1.4“Applicable Law” means applicable laws, rules, regulations, guidelines or other requirements of a Governmental Authority that may be in effect from time to time.
1.5“ARx” has the meaning set forth in the Preamble.
1.6“ARx Background IP” has the meaning set forth in Section 14.2.
1.7“ARx-Caused Materials Loss” has the meaning set forth in Section 3.5.8(i).
1.8“ARx Developed IP” has the meaning set forth in Section 14.4.1.
1.9“ARx Indemnitees” has the meaning set forth in Section 11.2.
1.10“ARx Manufacturing Technology” has the meaning set forth in Section 12.3.4.
1.11“ARx Representatives” has the meaning set forth in Section 10.4.1.
1.12“ARx Work Plan IP” has the meaning set forth in Section 14.3.2.
1.13“Audit” has the meaning set forth in Section 5.6.1.
1.14“Background IP” has the meaning set forth in Section 14.2.
1.15“Binding Portion” has the meaning set forth in Section 4.1.
1.16“BioXcel” has the meaning set forth in the Preamble.
1.17“BioXcel Background IP” has the meaning set forth in Section 14.2.
1.18“BioXcel Developed IP” has the meaning set forth in Section 14.4.2.
1.19“BioXcel Indemnitees” has the meaning set forth in Section 11.1.
1.20“BioXcel Representatives” has the meaning set forth in Section 10.4.2.
1.21“BioXcel Supplied Materials” has the meaning set forth in Section 3.5.1.
1.22“BioXcel Supplied Materials Costs” has the meaning set forth in Section 3.5.8(i).

1.23“BioXcel Technical Requirements” means, with respect to Product, those analytical testing specifications per Section 1.64 and other batch record and cGMP requirements as specified in Schedule 1.23 related to the Product (and/or the Manufacture thereof) identified in Schedule 1.23, as the same may be modified from time to time by BioXcel (provided that BioXcel shall seek approval from ARx in connection with such modification, such approval not to be unreasonably withheld, delayed or conditioned).
1.24“BioXcel Work Plan IP” has the meaning set forth in Section 14.3.1.
1.25“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, are authorized or required by law to remain closed.
1.26“Calendar Year” means each period during the Term commencing on January 1 and ending on December 31 of such calendar year; provided, however, that: (i) the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31 of the same calendar year; and (ii) the last Calendar Year of this Agreement shall commence on January 1 of the calendar year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.
1.27“Confirmed Order” has the meaning set forth in Section 4.2.2.
1.28“cGMPs” means [***].
1.29“Commercially Reasonable Efforts” means [***].
1.30 “Confidential Information” means all confidential information and data relating to a Party (including information regarding such Party’s and its Affiliates’ business, employees, development plans, programs, documentation, techniques, trade secrets, systems, facilities, equipment, processes, formulations, and know-how) disclosed or provided by or on behalf of such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to, or in connection with, this Agreement, the Confidentiality Agreement, Work Plan, the DQA, the Quality Agreement or any agreement entered into in connection with this Agreement.  For clarity, the (i) ARx Background IP, ARx Work Plan IP, and ARx Developed IP shall be the Confidential Information of ARx and (ii) the BioXcel Background IP, BioXcel Work Plan IP, BioXcel Developed IP, BioXcel Technical Requirements and Specifications shall be the Confidential Information of BioXcel, irrespective of whether such information or technology is first disclosed by ARx to BioXcel hereunder.  “Confidential Information” does not include any information or data: (i) rightfully previously known by a Party hereto, or acquired from a Third Party without a continuing restriction on use; (ii) which is or becomes publicly known without breach of this Agreement; or (iii) which is independently developed without violating any obligations under this Agreement and without reference to the Confidential Information of the other Party.  Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party. For clarity, the terms and conditions of this Agreement shall be deemed Confidential Information of both Parties.
1.31“Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties, dated as of July 19, 2016.
1.32“Deficiency” has the meaning set forth in Section 7.3.1.
1.33“Deliverable” shall have the meaning given to such term as described in the Considerations, Assumptions, and Deliverables column of the chart in the Work Plan.
1.34“Delivery Terms” has the meaning set forth in Section 6.2.
1.35"Developed Intellectual Property" means all Intellectual Property made, invented, developed, created, conceived, or reduced to practice after the Effective Date (a) in connection with the performance of any Work Plan Activities (including any improvements to BioXcel Work Plan IP and ARx Work Plan IP), (b) as a result of work conducted pursuant to this Commercial Supply Agreement (including in connection with a Party’s evaluation, use, or implementation of the other Party's Background Intellectual Property), or (c) by a Receiving Party resulting from and/or necessarily using or derived from or based on the other Party's Confidential Information, in each case, including all rights in any patents or patent applications, copyrights, trade secrets, and other Intellectual Property rights relating thereto.
1.36“Direct Competitor” means any Third Party that is engaged [***].
1.37“Effective Date” has the meaning set forth in the Preamble.
1.38“Facility” means (i) ARx’s (or its Affiliate’s or Subcontractor’s, as applicable) facility where Product will be Manufactured; as well as (ii) such other facility where Product may be Manufactured, as approved by BioXcel from time to time pursuant to Section 8.3.
1.39“Forecast” has the meaning set forth in Section 4.1.
1.40“Force Majeure Event” has the meaning set forth in Section 16.3.
1.41“Governmental Approval” means any approval, waiver, exemption, variance, permit, authorization, license, registrations or similar approval of any Governmental Authority necessary for the Manufacture of the Product.
1.42“Governmental Authority” means any United States (federal, state or local), or any other foreign, government or political subdivision thereof, or any multinational governmental organization or authority, or any authority, agency or commission, in each case, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.
1.43“Initial Term” has the meaning set forth in Section 12.1.

1.44“Invoice” means ARx’s invoice in Dollars for a given quantity of Product or Work Plan Activities which are delivered or otherwise provided hereunder.  A complete Invoice shall contain the following (and any other relevant information specifically requested by BioXcel, acting reasonably): (i) name of ARx and “Remit to” address; (ii) BioXcel’s purchase order number; (iii) invoice number; (iv) invoice date; (v) description and quantity of Product; (vi) total invoice amount with miscellaneous charges listed separately; (vii) payment terms (which payment terms shall be consistent with the payment terms set forth in this Agreement); and (viii) a valid tax invoice meeting applicable invoicing requirements from a tax perspective.
1.45“Intellectual Property” means any (i) invention (whether or not patentable), ideas, know-how, works of authorship, modifications, technology, materials, software, formulations, techniques, developments, ideas, concepts, discoveries, designs, algorithms, models, formulations, improvements, protocols, data and proprietary information; and (ii) patents, copyrights, trademarks, service marks, trade secrets, or other intellectual property rights in and/or to the foregoing.
1.46“Latent Defect” has the meaning set forth in Section 7.3.1.
1.47“Manufacture” or “Manufacturing” or “Manufactured” means all operations for the manufacture of Product hereunder utilizing the BioXcel Supplied Materials and other Materials, including, to the extent applicable for Product, the receipt and storage of materials, production, formulation, warehousing, quality control testing (including in-process, release and stability testing), packaging (both primary and secondary), serialization, release, as applicable, and placement on shipping carrier of such Product, and also including such activities as may be specified in the master batch records.
1.48“Manufacturing Process” means ARx’s proprietary process for Manufacturing the Product in accordance with the then-current batch records, Specifications and the Technical Requirements.
1.49“Materials” means all raw materials, excipients, intermediates, reagents, components, and other potential product-contacting items necessary for, or otherwise used in, the Manufacture of Product hereunder, as applicable, other than BioXcel Supplied Materials.
1.50“Order” has the meaning set forth in Section 4.2.1.
1.51“Order Period” has the meaning set forth in Section 4.2.1.
1.52“Party” or “Parties” has the meaning set forth in the Preamble.
1.53“Permitted Field” means [***].
1.54“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
1.55“Pre-Approved Suppliers” has the meaning set forth in Section 3.7.

1.56“Prior Agreements” has the meaning set forth in the Recitals.
1.57“Product” means an oral film product for administering dexmedetomidine or a salt thereof, whether as a standalone product or as a combination product, to be developed or supplied hereunder. Subject to Section 6.4, Product shall be supplied as finished, packaged (both primary and secondary) product. Additionally, solely with respect to BioXcel’s right to make or have made Product under this Agreement (including under any license right provided under Section 14.5.1) and the exclusivity provisions under Section 3.1, and 3.3.2 and termination provisions under Section 12.2.1, “Product” includes any additional dosage form of such Product. For the avoidance of doubt, ARx shall have no liability or responsibility under this Agreement for any Product that it does not manufacture for BioXcel.
1.58“Quality Agreement” means that certain quality agreement entered into between the Parties (or their respective Affiliates), attached hereto as Attachment B, that addresses technical and quality matters with respect to the Manufacture of the Product.
1.59“Recall” has the meaning set forth in Section 8.11.
1.60“Records” has the meaning set forth in Section 9.1.1.
1.61“Representatives” has the meaning set forth in Section 16.4.1.
1.62“Safety Stock” has the meaning set forth in Section 4.4.1.
1.63“Shortage” means a failure to deliver to BioXcel within [***] of the relevant delivery date set forth in a given Confirmed Order, the Minimum Percentage (as defined in Section 3.3.4) of Product under such Confirmed Order, including [***].
1.64“Specifications” means the specifications for Product as set forth on Schedule 1.64, as such specifications may be updated from time to time in accordance with this Agreement.
1.65[***]
1.66“Subcontractor” means any Person (other than a Party or an Affiliate of a Party) engaged by a Party (or its Affiliate) to perform Manufacturing obligations of such Party hereunder.
1.67“Supply Failure” has the meaning set forth in Section 3.3.4.
1.68“Supply Price” has the meaning set forth in Section 5.1.
1.69“Term” has the meaning set forth in Section 12.1.
1.70“Termination Assistance” means ARx’s (i) continued Manufacturing and supply of Product in accordance with its obligations under this Agreement and (ii) assistance in the transfer of its Manufacturing and supply of Product obligations under, and in accordance with, this Agreement to a successor supplier designated by BioXcel including answering reasonable questions from BioXcel regarding the Manufacturing and supply of Product on an “as needed” basis.
1.71“Termination Assistance Period” means a reasonable period of time, not to exceed [***], designated by BioXcel, from and after the effective date of the termination of this Agreement by either Party.
1.72 “Third Party” means any Person other than BioXcel, ARx and their respective Affiliates.
1.73“Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party against a Party (or the ARx Indemnitees or BioXcel Indemnitees, as applicable).
1.74“Third Party Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses payable to a Third Party by a Party (or the ARx Indemnitees or BioXcel Indemnitees, as applicable) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection therewith).
1.75“Dollars” or “$” means the currency of the United States of America.
1.76“VAT” has the meaning set forth in Section 5.3.1.
1.77“Violation” means that either: (i) ARx (or any its Affiliates), or any of its (or their) officers, or directors, or any of its (or their) employees, agents or personnel performing (or having performed) activities under this Agreement or the Work Plan; or (ii) BioXcel (or any of its Affiliates), or any of its (or their) officers or directors, or any of its (or their) employees, agents or personnel performing (or having performed) activities under this Agreement or the Work Plan, as applicable, has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/fraud/exclusions/authorities.asp); (b) identified in the List of Excluded Individuals/Entities (LEIE) database (http://oig.hhs.gov/fraud/exclusions/exclusions_list.asp) on said website or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://www.epls.gov); or (c) listed by any US Federal agency as being suspended, debarred, excluded, or otherwise ineligible to participate in Federal procurement or non-procurement programs.
1.78“Waste” means any waste material, pollutant, contaminant, toxin, carcinogen, biohazard, radioactive or hazardous gaseous, liquid or solid material of any kind or any other waste that may or could pose a hazard to the environment or human health or safety, including any routine process waste or any by-product, arising from Manufacture of Product, including petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “regulated substances”, “solid wastes”, or “contaminants” or words of similar import under Applicable Laws.
1.79“Work Plan” has the meaning set forth in the Recitals.
1.80“Work Plan Activities” has the meaning set forth in Section 2.1.1.
1.81[***]
2.Termination of Work Plan; Project Team.
2.1Surviving Obligations.
2.1.1The Parties acknowledge and agree that, notwithstanding the termination of the Work Plan, certain ongoing activities or new Work Plan activities regarding development and testing of Product (e.g., stability testing) (“Work Plan Activities”) set forth in the Work Plan will continue to be performed by ARx on and after the Effective Date. The Parties hereby agree that, as of the Effective Date, such continuing obligations will be performed under this Agreement rather than the Work Plan; provided that, the indemnification rights and obligations of the Parties, as set forth in Section 10 of the Work Plan, shall control with respect to the performance of such Work Plan Activities.
2.1.2Notwithstanding anything to the contrary in the Work Plan (including Section 18 thereof), only the following provisions of the Work Plan shall survive its termination: Sections 2 (Definitions, as amended, below); 9(a) (as amended, below) and 9(b) (as amended below); 10 (Indemnity); and any provisions of the Chart that are necessary to effectuate the intent of the foregoing or otherwise relevant to the performance of Work Plan Activities.
2.1.3Section 9(a) of the Work Plan is hereby amended by adding the following to the end of such section: The Parties acknowledge and agree that the Clinical Trial Formulations shall include any and all formulations of any product that contains dexmedetomidine for use in the Permitted Field that [***].
2.1.4Section 9(b) of the Work Plan is hereby amended as follows: (a) by adding the following as subsection (vi) to the list of “ARx Intellectual Property”:  [***]. For the avoidance of doubt, ARx’s use of the [***] described above shall be subject to the exclusivity provisions in Section 3.2.4 of this Agreement.
2.2Project Team. Both Parties will provide personnel necessary to perform and support its activities under this Agreement (including any Work Plan Activities), in a manner consistent with all Applicable Law, and in accordance with the terms of this Agreement. Such personnel shall have the appropriate training, skills, and experience needed to perform the activities hereunder. On the Effective Date, ARx will provide a list of assigned personnel, which will include: R&D Formulator, Analytical Development Associate, Quality Control Associate, Process Engineer, Quality Assurance Associate, Project/Program Management Associate, and BD / Purchasing/Scheduling Associate. Immediately after the Effective Date, ARx will assign the project manager and arrange a formal project kick-off meeting between the Parties. The Parties will determine the formal communication channels and frequency of communication at the kick-off meeting. On the Effective Date, BioXcel will provide a list of its assigned personnel.
3.Supply.
3.1Manufacture and Supply of Product.  During the Term and subject to the terms and conditions of this Agreement, ARx shall Manufacture and supply (or have Manufactured and supplied by a Subcontractor approved in advance by BioXcel pursuant to Section 3.7) to BioXcel or its designee, and BioXcel or its designee shall purchase exclusively from ARx (or have purchased) (subject to the Alternative Supply provisions under 3.3), its worldwide demand for Product which is ordered by BioXcel pursuant to Confirmed Orders submitted in accordance with this Agreement.  Product shall be Manufactured and supplied by ARx, or on its behalf by an approved Subcontractor, in accordance with this Agreement, the Specifications and the relevant Confirmed Order.  Subject to the terms and conditions of this Agreement, each Order shall be considered a separate Order and shall be valid and binding upon its submission by BioXcel (and/or its Affiliate, as applicable) and acceptance by ARx in writing as a Confirmed Order in accordance with this Agreement.
3.2Exclusivity.

Exclusivity for the Product.  During the Term, ARx (and its Affiliates) shall Manufacture and supply Product exclusively for BioXcel and its Affiliates and not for any Third Party.

Exclusivity in the Permitted Field.  During the Term, ARx shall not, directly or indirectly, develop or Manufacture any product that contains dexmedetomidine for any Person (whether as an agent, creditor, partner, joint venture, investor, consultant or otherwise) for use in the Permitted Field, without the prior written consent of BioXcel, except that ARx may engage in any of the foregoing activities with respect to a Product, at BioXcel’s written request, with or for BioXcel or any Affiliate, sublicensee or other Third Party commercial partner of BioXcel (including with respect to an authorized generic of the Product).

Exclusivity Outside the Permitted Field.  During the Term, [***] ARx shall not, directly or indirectly, develop or Manufacture any Competing Product for any Person (whether as an agent, creditor, partner, joint venture, investor, consultant or otherwise) for use outside the Permitted Field, without the prior written consent of BioXcel, except that ARx may engage in any of the foregoing activities with respect to a Product, at BioXcel’s written request, with or for BioXcel or any Affiliate, sublicensee or other Third Party commercial partner of BioXcel (including with respect to an authorized generic of the Product).  For the purposes of this Agreement, “Competing Product” means any product that contains [***].

ARx Rights in the Permitted Field.  For the avoidance of doubt, ARx may develop or manufacture an oral thin film product not containing [***], for use in the Permitted Field; provided, that during the Term, [***], ARx shall not, directly or indirectly, develop or Manufacture any oral thin film product that utilizes or incorporates either [***] for any Person (whether as an agent, creditor, partner, joint venture, investor, consultant or otherwise) for [***], without the prior written consent of BioXcel.

3.3Alternative Supply.

Without limiting the obligations of either ARx or BioXcel hereunder, BioXcel shall have the right to qualify and utilize a single alternative source of supply of Product at any time during the Term.  In the event BioXcel desires to engage an alternative source for supply of Product, BioXcel shall notify ARx.  Within [***] of receipt of such notice of BioXcel’s desire to engage an alternative source, [***]. ARx shall [***]. BioXcel shall then [***]. Additionally, the Parties shall discuss and agree upon [***]. [***]. Upon request and after the execution of a reasonably acceptable confidentiality agreement between ARx and the alternative supplier, ARx shall use Commercially Reasonable Efforts to support the qualification of such alternative source, through technical transfer, at BioXcel’s sole cost, to such alternative source, to include technical transfer of the drug product manufacturing process and analytical methods, including of all data, documents, information or other know-how Controlled by ARx that is reasonably necessary to Manufacture Product, in accordance with the provisions of Section 12.3.4, mutatis mutandis.

Except as set forth in Section 3.3.3, BioXcel may not purchase more than [***] of its worldwide demand for Product in a Calendar Year from an alternative source. Subject to Section 3.3.3, [***].

In the event of any Supply Failure, BioXcel shall have the right to purchase from an alternative source the amount of Product that ARx is unable to supply pursuant to the most recent Order (which, for clarity, shall be in addition to the amount of Product that constitutes [***] of BioXcel’s demand for Product in the given Calendar Year), and BioXcel shall not [***]. By way of example, [***].  Additionally, in the event of a breach of Section 3.2 by ARx, BioXcel shall give written notice to ARx, specifying the nature of the breach and, if such breach is not remedied within [***] of receipt of such notice, BioXcel shall have the right to have ARx initiate a technology transfer in accordance with Section 12.3.4 (without the requirement to terminate the Agreement) such that the exclusive supply right of ARx shall terminate and BioXcel may purchase from an alternative source any amount of Product, and BioXcel shall not [***].

3.3.1A “Supply Failure” shall be deemed to have taken place if ARx fails to supply at least the “Minimum Percentage” of the quantity of Product set forth in any Confirmed Order, [***]. For clarity, the Minimum Percentage set forth in this Section 3.3.4 accounts [***]. Such Minimum Percentage shall be defined in Schedule 5.1, Supply Price.  In the event of a Supply Failure, without limiting BioXcel’s rights and remedies hereunder, BioXcel may purchase its remaining requirement of Product for such Order from an alternative source.  For, clarity, such purchase from an alternative source will be limited to the amounts for which ARx failed to supply and will not impact any future orders to ARx.
3.4ARx Supplied Materials.  Except with respect to the BioXcel Supplied Materials for Product as set forth in Section 3.5, ARx shall obtain sufficient quantities of Materials as are necessary to Manufacture the Product in accordance with the Specifications and the BioXcel Technical Requirements, in order to timely fill Confirmed Orders based on the Binding Portion of the applicable Forecast.

3.5BioXcel Supplied Materials.

With respect to the Product Manufactured under this Agreement, BioXcel shall be responsible for providing (or having provided) to ARx certain Materials as identified in Schedule 3.5 for the Product (if any) for use by ARx in the Manufacture of such Product hereunder, on a consignment basis (the “BioXcel Supplied Materials”).

BioXcel shall be responsible for supplying (or having supplied) to ARx those quantities of the BioXcel Supplied Materials that are calculated by BioXcel and confirmed in writing by ARx to be required to Manufacture the quantities of the Product necessary to meet the Binding Portion of each Forecast (it being understood that ARx shall give BioXcel at least [***] lead time for delivery of any BioXcel Supplied Materials). The quantity of BioXcel Supplied Materials required per batch of Product is specified in Schedule 3.5, Technical Requirements. Such BioXcel Supplied Materials shall be delivered by or on behalf of BioXcel [***] to the Facility.  Notwithstanding the delivery of the BioXcel Supplied Materials to ARx, as between the Parties, such BioXcel Supplied Materials shall at all times remain the property of BioXcel.  Within [***] upon receipt of the BioXcel Supplied Materials, ARx shall sample to initiate testing for which any tests and specifications are to be agreed between the Parties, to confirm that such BioXcel Supplied Materials are not defective, and ARx shall promptly [***] notify BioXcel in writing of any defects in the BioXcel Supplied Materials. BioXcel shall replace any defective BioXcel Supplied Materials or provide additional BioXcel Supplied Material to ARx, and ARx shall provide assistance in the investigation of any defective BioXcel Supplied Material, at BioXcel’s reasonable cost. ARx shall place any defective BioXcel Supplied Material under quarantine at BioXcel’s expense until the BioXcel Supplied Material is returned to BioXcel or its designee.

3.5.1All BioXcel Supplied Materials supplied to ARx shall be handled, stored and maintained by ARx in accordance with Applicable Law (including cGMPs) and clearly marked and identified by ARx as the property of BioXcel. ARx shall not allow any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance to be placed on the BioXcel Supplied Materials while at the Facility.  Unless otherwise consented to by BioXcel in writing, ARx shall not obtain any BioXcel Supplied Materials from any other source.
3.5.2BioXcel represents, warrants and covenants that all BioXcel Supplied Materials shall, at the time of delivery to ARx at the Facility: (i) be manufactured in accordance with the specifications for such BioXcel Supplied Materials, Applicable Laws (including cGMPs) in effect on the day of delivery; and (ii) not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act to the extent applicable to a given BioXcel Supplied Material.
3.5.3Unless otherwise consented to by BioXcel in writing, ARx shall use the BioXcel Supplied Materials solely and exclusively to Manufacture the Product for BioXcel in accordance with this Agreement, and for no other purpose.  ARx shall withdraw the BioXcel Supplied Materials from storage for the performance of the Manufacturing activities under this Agreement and respecting the procedure of first expiry/first out.  At the request and direction of BioXcel from time to time, and in any event upon expiration or termination of this Agreement, ARx shall return to BioXcel (or at BioXcel’s request, destroy) all or any portion (as requested by BioXcel) of unused inventory of BioXcel Supplied Materials at BioXcel’s reasonable cost.

3.5.4At the end of each month, ARx shall notify BioXcel, in a form reasonably acceptable to both Parties, of the quantity of BioXcel Supplied Materials in its possession, batch number, and expiry date of such BioXcel Supplied Materials. Additionally, ARx shall promptly notify BioXcel in writing whenever the inventories of BioXcel Supplied Materials supplied by or on behalf of BioXcel become insufficient to Manufacture the Product to meet the delivery dates specified in the applicable Orders placed by BioXcel under this Agreement, in accordance with Section 3.5.2. In addition to BioXcel’s right to audit the Facility under Section 5.6, ARx shall afford BioXcel, at reasonable times, reasonable access (at least [***] per Calendar Year) at the Facility for inspection and audit of the BioXcel Supplied Materials upon ARx approval of date and timing.
3.5.5Notwithstanding anything to the contrary contained herein, in the event that BioXcel fails to timely supply sufficient quantities of BioXcel Supplied Materials for its Orders (in accordance with Section 3.5.2), including any replacement BioXcel Supplied Material pursuant to Section 3.5.2 [***], then [***].
3.5.6BioXcel (or its Affiliate, as appropriate) shall continue to be responsible for the risk of loss of BioXcel Supplied Materials following delivery of such BioXcel Supplied Materials to ARx (and in connection therewith, BioXcel (or its Affiliate, as appropriate) shall maintain its customary property insurance (which may be in the form of a self-insurance program) with respect to such BioXcel Supplied Materials). Notwithstanding the foregoing:

[***]

[***]

3.5.7BioXcel shall provide to ARx material safety data sheets relating to the BioXcel Supplied Materials, and other similar information known to BioXcel relating to handling, safety and environmental precautions with respect to the BioXcel Supplied Materials.  It is the sole responsibility of ARx to communicate such information to its employees, agents, and representatives engaged in Manufacturing of Product.
3.6Shortage.

If, after BioXcel has submitted an Order, that becomes a Confirmed Order,  based on the Binding Portion of the applicable Forecast, a Shortage arises or ARx becomes aware of an anticipated Shortage, ARx shall notify BioXcel in writing within [***] thereof, and, shall include in such notice the relevant circumstances, including the underlying reasons for such Shortage (e.g., available quantities of Materials, Manufacturing capacity or other resources needed in the Manufacture of Product), proposed remedial measures, and the date such Shortage is expected to end. The Parties shall meet immediately and discuss in good faith all appropriate actions to remedy and cure the Shortage. In any event ARx shall use best efforts to cure the Shortage as soon as possible by providing the undelivered quantity of Product as soon as reasonably practicable, but in no more than [***] and ARx shall notify BioXcel of the expected date of delivery of such Product. [***] Promptly following the event of a Shortage, ARx shall prepare a plan to address any deficiencies or cause(s) of such Shortage, provide a draft of the plan to BioXcel for review and agreement, and shall implement all reasonable comments from BioXcel as soon as possible.

ARx shall provide weekly written status updates on its progress towards remedy and cure of the Shortage.

If there is a Shortage, other than due to a shortage of BioXcel Supplied Materials [***], then, unless the Parties otherwise agree in writing, for so long as such Shortage endures, to the extent the Shortage is due to a shortage of Materials or Manufacturing capacity/resources, ARx shall [***].

For the avoidance of doubt, nothing in this Section 3.6 shall be deemed to modify ARx’s obligations under Section 4.3, it being understood and agreed that the allocations pursuant to Section 3.6.2 shall be without limitation to any other remedies that BioXcel has hereunder, including pursuant to Article 11.

3.7Subcontracting.  ARx shall not subcontract any of its obligations hereunder to Manufacture Product to an Affiliate or a Third Party without the prior written consent of BioXcel, not to be unreasonably withheld. As of the Effective Date, BioXcel has consented to the use of the subcontractor(s) listed in the Quality Agreement (“Pre-Approved Suppliers”). With respect to any permitted subcontractor (including to an Affiliate or a Third Party), ARx shall remain fully responsible and liable for all obligations hereunder, and fully guarantees and warrants the performance (in accordance with this Agreement) of any responsibilities so subcontracted, and assumes full liability for such activities performed by any Subcontractor.  Without limiting the foregoing, ARx shall cause any and all such Subcontractors to comply with the applicable terms and conditions of this Agreement and the Quality Agreement. Any subcontracting of any Manufacturing or other activities hereunder shall be subject to the other applicable terms and conditions of this Agreement, including Section 8.2 and Section 8.3, in each case, to the extent applicable.  Notwithstanding the foregoing, but subject to compliance with change control provisions of the Quality Agreement: (i) any and all costs associated with engaging a Subcontractor (including any technology transfer to such Subcontractor) shall be borne solely by ARx; and (ii) the use of a Subcontractor shall not result in any increase in the Supply Price, unless justified through documented evidence of a price increase, in which case BioXcel expressly agrees to an increase in the Supply Price as a result thereof, not to be unreasonably withheld.
3.8Capacity.  At all times during the Term, ARx shall use commercially reasonable efforts to ensure that it has sufficient capacity at the Facility in order to Manufacture the quantities of Product set forth in the most recently submitted Forecast. Notwithstanding the foregoing, if BioXcel’s requirements of Product exceed such capacity, ARx shall still use Commercially Reasonable Efforts to satisfy such demand, subject to ARx’s then available capacity.  If BioXcel and ARx determine that BioXcel’s (and/or its Affiliates’) demand (or anticipated demand, as applicable) exceeds ARx’s then available capacity, then the Parties shall discuss in good faith how to address the potential shortage.  [***]
4.Estimated Requirements and Orders.
4.1Forecast.  On or before the last day of each [***] during the Term, BioXcel shall provide ARx with a written [***] rolling forecast estimating BioXcel’s requirements of Product for such [***] period (each, a “Forecast”). Each Forecast shall be prepared in good faith, but Forecasts shall not be binding on BioXcel except as set forth in Section 4.2.  The first such

Forecast shall be for the period from the Effective Date through [***] and is attached hereto as Schedule 4.1. Schedule 4.1 shall also include BioXcel’s long term forecast for planning purposes only.  The first [***] of a Forecast for Product (the “Binding Portion”) shall be binding on the Parties.  During the first month of each Calendar Year, BioXcel shall provide ARx with a [***] Forecast for planning purposes only.  BioXcel shall have the right to request monthly sales and operation planning meetings between BioXcel and ARx to coordinate the Forecast procedures.
4.2Orders.
4.2.1BioXcel shall place orders for Product through written purchase orders delivered by email to ARx from time to time during the Term (each, an “Order”) in accordance with this Agreement. Each Order of Product shall be for the quantities of Product set forth in the Binding Portion of the applicable Forecast (subject to Section 4.2.3); provided, however, that BioXcel shall place its Orders for the requested quantities of Product with a lead time of at least [***] from the date of such Order (the “Order Period”).  Each Order shall indicate the order number, Product code/number, Product strength, quantity ordered, required delivery date and, as appropriate, delivery address. In the event that the terms of any Order are not consistent or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.
4.2.2ARx shall acknowledge and confirm each Order within [***] of receipt including confirmation of the delivery date and quantities by email (a “Confirmed Order”). If ARx does not confirm the Order within the timeframe set forth in the immediately preceding sentence, the Order shall be deemed to be confirmed by ARx, and such Order shall also be deemed a Confirmed Order. ARx shall supply the Products in accordance with each Order and the terms of this Agreement. Any change to a Confirmed Order shall require issuance of a revised Confirmed Order and a revised order acknowledgement. Notwithstanding anything to the contrary in this Agreement, ARx shall not reject any Order unless such Order fails to comply with this Section 4.2.2.
4.2.3Should BioXcel place an Order to procure Product for delivery in excess of the volume set forth in the Binding Portion of the Forecast, subject to the applicable terms and conditions of this Agreement, ARx shall [***] and shall notify BioXcel within [***] after receipt of the applicable Order if it expects to be unable to do so.
4.2.4BioXcel may defer any Order to a later time within the same Calendar Year in which the Product was originally scheduled for delivery without penalty, provided that such deferral notice is received by ARx prior to the Order Period for such Product and provided that such deferral shall not relieve BioXcel from its obligations to order the quantities of Product set forth in the Binding Portion of the Forecast.  Subject to the other applicable provisions of this Agreement, if BioXcel desires to defer an Order within the Order Period or cancel an Order, BioXcel shall notify ARx thereof in writing; provided that BioXcel may only so cancel or defer an Order if consented to by ARx.
4.3Completion of Orders by ARx.  ARx shall Manufacture, or cause to be Manufactured, the applicable quantities of Product and deliver (in accordance with Section 6.2) such quantities of Product in order to complete each Confirmed Order on or before the date specified in such Confirmed Order placed in accordance with this Agreement; provided, however, that the exact delivery date shall be communicated and agreed in writing and that no quantities of Product shall be delivered after the date specified in such Confirmed Order without BioXcel’s prior written approval).  ARx shall deliver Product in the quantities specified in each Order placed in accordance with Section 4.2 of this Agreement.
4.4Safety Stock.
4.4.1ARx shall maintain, at all times during the Term, such quantity of inventory of critical components (including Materials) needed to satisfy BioXcel’s requirement of Product for the subsequent [***] period (or such other period mutually agreed upon by the Parties) on the basis of the most recent Forecast provided by BioXcel and accounting for Material lead times (the “Safety Stock”).  Such Safety Stock shall be maintained with the balance of the inventory on a [***] and shall be stored, handled and maintained in accordance with all applicable cGMPs, the BioXcel Technical Requirements and Applicable Laws.  Notwithstanding the foregoing, ARx may draw on such Safety Stock to Manufacture Product in the ordinary course under this Agreement; provided that such Safety Stock shall be replaced as soon as reasonably practicable.  The Safety Stock shall be maintained by ARx for the sole benefit of BioXcel and shall not be subject to allocation to any other person or entity.
4.4.2 Upon the reasonable request of BioXcel (but at least on a [***] basis), ARx shall submit to BioXcel a report with respect to the Safety Stock (as well as BioXcel Supplied Materials) that shows the number of batches of Product that can be produced from Safety Stock inventory.
4.4.3In case of termination of this Agreement by ARx due to BioXcel’s material breach, or in the event of expiration of Materials due to changes requested by BioXcel to Confirmed Orders, BioXcel shall be responsible for cost of such Safety Stock.
5.Price and Payments.
5.1Supply Price.  The supply price for each unit of Product is set forth on Schedule 5.1 (“Supply Price”), as adjusted from time to time as set forth in accordance with Section 5.2. ARx shall be responsible for submitting all payments to third parties for any Materials purchased from, or other products or services provided by, such third parties in connection with the Manufacture and supply of Products hereunder.
5.2Adjustment to Supply Price. Following the receipt of the [***], attached hereto as Schedule 4.1,  in accordance with Section 4.1, the Parties shall act reasonably and in good faith to review any potential price adjustment in the Supply Price. In proceeding Calendar Years, the annual price adjustment, whether upward or downward shall be agreed upon no later than December 1st of such Calendar Year with such adjusted price to become effective on January 1st of the immediately following Calendar Year. [***]
5.3Invoicing Currency and Payments.  For each shipment of Product ordered by BioXcel and delivered to BioXcel hereunder, ARx shall provide BioXcel a written Invoice setting forth the aggregate Supply Price payable by BioXcel. BioXcel shall pay to ARx the undisputed Supply Price for the quantities of Product in such shipment that are accepted by BioXcel pursuant to Section 7.3, within [***] after receipt of such shipment and receipt of a complete Invoice for such shipment.  All Invoices issued by a Party under this Agreement and all payments to be made by a Party under this Agreement shall be made in Dollars, by wire transfer to which ARx is not responsible for the wire fee, pursuant to the instructions of the Party receiving payment, as designated from time to time. Payment by BioXcel shall not be construed as acceptance of any improper, nonconforming or defective Product, nor shall it be construed as a waiver of any of BioXcel’s rights or remedies under this Agreement.
5.3.1Taxes.  The Supply Price shall be exclusive of any value added tax, sales tax or any other similar type of turnover tax (collectively, “VAT”) which may be due and payable by ARx to a Governmental Authority and BioXcel shall pay any such VAT in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under the relevant VAT legislation; provided, however, that BioXcel shall not pay any such VAT unless and until ARx provides a correct invoice in accordance with the relevant VAT legislation.  ARx shall be liable for other taxes such as rent, use, and personal property taxes and for taxes on any and all income or revenues received from BioXcel under this Agreement.
5.4Other Rights.  Payment of an Invoice or any other amounts hereunder shall not preclude BioXcel from exercising its audit rights under the terms of Section 5.5 of this Agreement, shall not be deemed a release of any potential claims against ARx, and shall not limit BioXcel from pursuing any other remedy available to BioXcel under this Agreement or under Applicable Laws.
5.5Financial Audit Right.
5.5.1The Records shall be open to inspection and subject to audit and/or reproduction, during normal working hours, by an independent accounting firm or other appropriate Third Party representative selected by BioXcel, and reasonably acceptable to ARx (including entering into a reasonably acceptable confidentiality agreement), for evaluation and verification that actual quantities shipped matches BioXcel invoices, or as required by Governmental Authorities; provided, however, that such right to conduct such audits and inspections and/or reproduction shall not occur more frequently than [***] unless BioXcel has reasonable cause to believe that ARx is not complying with this Agreement.  The accounting firm or other Third Party representative shall have access to ARx’s Facilities and shall be provided adequate and appropriate work space, in order to conduct audits in compliance with this Section 5.5.  BioXcel shall give ARx reasonable advanced notice of greater than [***] of intent to audit.  The accounting firm or other Third Party representative shall have access to the Records, and ARx shall preserve the Records as required in its standard operating procedures or for such longer period as may be required by Applicable Laws.
5.5.2If an audit inspection or examination conducted in accordance with this Section 5.5 discloses overpricing or overcharges (of any nature) by ARx to BioXcel or underpricing or undercharges (of any nature), any adjustments and/or payments to BioXcel shall be made by ARx or BioXcel to ARx, as applicable, within a reasonable amount of time not to exceed [***] from presentation of BioXcel’s findings to ARx.
5.5.3BioXcel shall bear all costs and expenses incurred by BioXcel in connection with any such audit or inspection; provided, however, that if any such audit or inspection correctly identifies any overpricing or overcharges (of any nature) in excess of [***] of the amount actually payable by BioXcel, then, in addition reconciling the payments pursuant to Section 5.5.2, ARx shall reimburse BioXcel for all reasonable out-of-pocket costs incurred by BioXcel in connection with that audit or inspection.
5.6Facility Audit Right.
5.6.1ARx shall permit BioXcel and up to [***] of their designated representatives on an annual basis for at least [***] to (i) observe the Manufacturing of the Products and (ii) audit that portion of the Facility where the Product is Manufactured, as well as (iii) audit procedures and documentation relevant to manufacture of Product, to evaluate ARx’s facilities, work practices, supporting systems, documents and Records associated with the Products to assess ARx's compliance with Applicable Law (including cGMP), the Specifications and this Agreement (each, an “Audit”). Such Audit shall be conducted only after reasonable advance notice, of at least [***] on a mutually agreed upon date and during ordinary business hours and shall not unduly interfere with the normal business operations of ARx with an agenda of applicable topics provided at least [***] ahead of the agreed audit date; provided that, the requirement to provide [***] advance notice and an agenda shall not apply to the conduct of any for-cause audit conducted by or on behalf of BioXcel (it being understood that any for-cause audit may be conducted immediately upon notice). Such Audit shall be permitted to take place during Manufacturing of the Products. BioXcel shall also have the right to conduct an Audit, promptly with no more than [***] notice, at any time during the Term of this Agreement if BioXcel has reasonable cause to be concerned that the Facility or the Manufacture of the Products or storage of BioXcel Supplied Materials is not in compliance with Applicable Law (including cGMP) or this Agreement. Additionally and notwithstanding the foregoing, ARx will not unreasonably withhold its consent to the conduct of up to [***] additional Audit per year by BioXcel or its designated representatives, which Audit shall be subject to the terms of this Section 5.6.1, mutatis mutandis, and shall be conducted at BioXcel’s sole cost and expense.
5.6.2ARx shall notify BioXcel within [***] of its receipt of a notification by a Governmental Authority of any inquiry, communication or inspection by a Governmental Authority that directly or indirectly relates to the Manufacture of a Product, including of any facility used to warehouse the Product, and shall provide to BioXcel all communications relating specifically to Product or general Good Manufacturing Practices. Non- Product or ARx Confidential Information related content shall be redacted from such communications. BioXcel shall have the option of attending any such inspection that relates specifically to the Products, upon reasonable approval by ARx. Duplicate samples of the Product given to a Governmental Authority will be provided to BioXcel to the extent practical. ARx shall furnish to BioXcel, not later than [***] prior to the time it provides the same to a Governmental Authority, one copy of the proposed response or explanation relating to any inquiry, communication or inspection, specifically related to Product, set forth above. If such proposed response is in relation to general Good Manufacturing Practices, ARx shall furnish a copy of such response to a Governmental Authority to BioXcel within [***] of its submission.  ARx shall allow BioXcel to assist in any proposed response to a Governmental Authority that relates to the Products, including review of any written response made to such authority, [***]. After the filing of a response, ARx shall notify BioXcel, and promptly provide BioXcel with copies, of any further contact with such Governmental Authority relating to the Product.

6.Delivery of Goods and Risk of Loss.
6.1Handling and Storage Prior to Delivery.  Prior to delivery of Product to BioXcel, ARx shall handle and store all Product (including all Materials used in the Manufacture of such Product) in accordance with the BioXcel Technical Requirements and Applicable Laws (including cGMPs), as well as the applicable Specifications.   If BioXcel is unable to collect the Product at the time of delivery, at BioXcel’s written request, ARx will provide storage for the Product for up to an additional [***] period, without charge to BioXcel (it being understood that ARx shall be entitled to charge BioXcel, at ARx’s then-prevailing storage rates, for any Product that is stored by ARx for longer than such [***] period). For the avoidance of doubt, if BioXcel requests ARx to store product for up to [***], ARx shall be entitled to invoice BioXcel for the Product upon finished goods release.
6.2Delivery.  ARx shall supply and deliver the Product [***] and at the Confirmed Order ship date as specified in the relevant Order (unless otherwise agreed upon by the Parties in writing) (collectively, the “Delivery Terms”).  [***]  ARx shall ensure that each shipping container or carton shall be marked as to the quantity, the contents, BioXcel item code, and any other information as reasonably required by the relevant Order, and ARx shall include the site of Manufacture among the documents accompanying each shipment of Product. ARx shall provide to BioXcel the content of all labels in the packaging specification for pre-approval.  No Product may be shipped under quarantine, unless expressly agreed by BioXcel in writing.
6.3Transfer of Title.  Except with respect to the BioXcel Supplied Materials (which shall continue to be owned by BioXcel in accordance with Section 3.5), title to Product supplied hereunder shall pass to BioXcel contemporaneously with the transfer of risk of loss, as established by the Delivery Terms.  [***]
6.4Packaging.  All Product supplied hereunder shall be packaged by ARx in accordance with the Quality Agreement, and ARx shall ensure that such packaging is otherwise in accordance with the BioXcel Technical Requirements and Applicable Laws (including cGMPs), as well as the applicable Specifications.  [***]
7.Representations, Warranties and Covenants.
7.1General Representations and Warranties.  Each of BioXcel and ARx represents, warrants, covenants and agrees that, at all times during the Term:
7.1.1it is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization;
7.1.2it is qualified or licensed to do business and in good standing in every jurisdiction where such qualification or licensing is required;
7.1.3it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action;
7.1.4this Agreement has been duly executed and delivered by it;

7.1.5this Agreement constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity;
7.1.6the execution, delivery and performance of this Agreement by it does not and will not (a) conflict with the limited liability company agreements, articles, bylaws or other constitutive or governing documents of it, (b) violate any (1) Applicable Law or (2) order, award, injunction, judgment, decree, ruling or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction, in each case of (1) and (2), applicable to it, or (c) result in any breach of, constitute a default under or give to any Person any rights of termination, acceleration or cancellation of, any contract to which it is a party; and
7.1.7with respect to all filings to obtain marketing authorizations or Governmental Approvals, the data and information provided or submitted by ARx or BioXcel in connection therewith shall be free from fraud or material falsity, accurate and reliable for purposes of supporting approval of the submissions and the Governmental Approvals were and shall be obtained without illegal or unethical behavior of any kind.
7.2Representations, Warranties and Covenants for Product.  ARx represents, warrants and covenants to BioXcel that:
7.2.1all Product shall, at the time of shipment: (i) be Manufactured in accordance with the Specifications, Quality Agreement, Applicable Laws (including cGMPs) in effect on the day of shipment, and the BioXcel Technical Requirements; (ii) have at least [***] of its maximum shelf-life, as evidenced by expiry dating, remaining (it being understood that any Product for which BioXcel requests additional storage pursuant to Section 6.1 shall satisfy the requirements of this Section 7.2.1(ii) at the time it is placed into storage); and (iii) not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act to the extent applicable to Product;
7.2.2to the best of its knowledge, ARx is not aware that the use of the ARx Background IP and ARx Developed IP in the Manufacture of Product would infringe any Third Party Intellectual Property rights and ARx has not been notified by any Third Party that the Manufacture of Product would infringe any Intellectual Property rights;
7.2.3it has received and is in current compliance with all Governmental Approvals, licenses, consents and permits required to lawfully Manufacture the Products pursuant to this Agreement, in the Facility, and as of the Effective Date it has not received any notice of adverse findings or similar letter from any Governmental Authority with respect to the Product or the Facility that prevent its ability to do so;
7.2.4it and all of its employees and personnel that shall be performing any work in connection with this Agreement shall have the appropriate training and skill necessary to perform their job functions;

7.2.5ARx shall not enter into any agreement or arrangement with any other entity that would prevent or materially interfere with ARx’s ability to perform its obligations hereunder;
7.2.6 (i) the Manufacturing Process and test methods for Product (including all future process changes or test method changes prepared in connection with the Manufacture of Product) shall be validated prior to the filling of any Confirmed Orders; provided, however, that BioXcel may, in its sole discretion, accept Product from ARx prior to the completion of such validation; and (ii) the Manufacturing Process and test methods (and any change in the Manufacturing process or test methods) for Product shall, in each case, comply with Applicable Laws (including cGMPs), and any such changes thereto shall be made in accordance with Section 8.2 (to the extent applicable) and the Quality Agreement; and
7.2.7except to the extent that BioXcel is responsible for supplying a given BioXcel Supplied Material, and save for security interests expressly given in favor of BioXcel or BioXcel Affiliates, all Product supplied to BioXcel shall be free and clear of all pledges, liens, restrictions, claims, charges, security interests and/or other encumbrances at the time of delivery.
7.2.8Notwithstanding anything herein to the contrary, ARx makes no representations or warranties for any Product not manufactured by ARx pursuant to the Agreement.
7.3Inspection.
7.3.1ARx shall target to provide to BioXcel, no less than [***] prior to the date of delivery of Product, as set forth in the relevant Confirmed Order, the applicable batch records for such Product and no less than [***] prior, the applicable certificate of analysis. BioXcel (or its agent) shall have [***], respectively, to inspect and review such batch records and certificate of analysis, provided by ARx in accordance with this Agreement and the Quality Agreement) and to indicate, on the basis of such records, whether BioXcel accepts or rejects such batch(es) of Product. After physical receipt of the Product following shipment by ARx, BioXcel shall physically inspect such Product for variances and defects, or non-compliance with the warranties set forth in Section 7.2.  If BioXcel claims that any shipment of Product did not, at the time of shipment, meet the representations, warranties or covenants set forth in Section 7.2 or the quality requirements set forth in Article 8 (other than as a result of BioXcel Supplied Materials that were defective as of the time of delivery to ARx’s Facility) (a “Deficiency”) based on the foregoing inspection, BioXcel shall give written and detailed notice thereof to ARx within [***] after receipt of such Product at BioXcel’s (or its designated Affiliate’s) site, which notice shall provide the quantities affected and the basis for the claim.  Notwithstanding the foregoing, if BioXcel accepts delivery of a Product but later determines that such Product has a Deficiency and the nature of the defect could have not been discovered through the exercise of reasonable diligence within the [***] period (such Deficiency, a “Latent Defect”), BioXcel may revoke its acceptance by providing written notice within [***] after BioXcel’s discovery of such Latent Defect.
7.3.2If BioXcel and ARx are unable to agree as to whether such Product contains a Deficiency, the Parties shall cooperate to cause the Product in dispute to be analyzed by an independent testing laboratory of recognized repute selected by BioXcel and approved by ARx, which approval shall not be unreasonably withheld, delayed or conditioned.  Absent manifest error, the results of such laboratory testing shall be final and binding on the Parties on the issue of whether the subject Product contains a Deficiency.  [***]
7.3.3If the Parties agree, or if the laboratory has determined, that the Product contains a Deficiency, ARx shall: [***].
7.3.4Any Product that is determined pursuant to this Section 7.3 to contain a Deficiency and that is in BioXcel’s possession shall, at ARx’s option, either be: [***].
7.4DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.
8.Quality.
8.1Quality Agreement.  Concurrent with the execution of this Agreement, the Parties are entering into a Quality Agreement, attached hereto as Attachment B. In the event of a conflict between the terms of this Agreement and the Quality Agreement, the Quality Agreement shall control solely for matters related to quality matters, and the terms and conditions of this Agreement shall control with respect to all other matters.
8.2Changes to Specifications.
8.2.1Without the prior written consent of BioXcel, ARx shall not modify any aspect of the Specifications, Materials, supply sources, Facilities, production batch records or any aspect of the Manufacturing Process for the Product nor alter the batch size of Products, unless otherwise agreed upon in the Quality Agreement. All such changes set forth in the immediately preceding sentence shall be in accordance with the remainder of this Section 8.2 and the change control provisions of the Quality Agreement.
8.2.2BioXcel may request changes to the Specifications in its discretion, provided that any amendment that proposes to change the Manufacturing Process of a Product shall not be effective until agreed upon by the Parties. If ARx proposes changes to the Specifications, it shall notify BioXcel as early as practicable and the Parties shall agree on whether and when to implement such modification. The final decision on modifications of the Specifications remains solely at BioXcel’s discretion. To the extent that such modifications result in an increase or decrease in the cost of Manufacturing the Products, the Parties shall jointly examine and mutually agree upon the consequences thereof and shall make appropriate adjustments to the Supply Price. ARx shall promptly notify BioXcel of the date of implementation of any modification.
8.2.3Each Party shall notify the other promptly of any request that it receives from a Governmental Authority to change, or which would have the effect of requiring a change to, the Specifications and/or Manufacturing Process. After written approval by BioXcel,

ARx shall promptly implement any such change in the Specifications and/or Manufacturing Process that may be requested by a Governmental Authority. Any additional costs incurred by ARx due to such change shall be borne by BioXcel; provided that, ARx shall provide BioXcel with the documentation required to evidence such changes and to support their approval by Governmental Authorities.
8.3Manufacturing at Facility.  ARx shall Manufacture, or cause to be Manufactured, all Product supplied hereunder at the Facility.  Manufacturing of Product may not be relocated from the Facility without BioXcel’s prior written consent, unless otherwise specified in the Quality Agreement.  Any such relocation of the Manufacturing of Product shall comply with Applicable Laws (including cGMPs) and shall be made in accordance with the Quality Agreement, to the extent applicable.
8.4Audits and Inspections.  Provisions covering inspections and audits of Manufacturer, including with respect to the Facility, whether by BioXcel or a Governmental Authority, are set forth in the Quality Agreement and Section 5.6.
8.5Quality Control.
8.5.1ARx shall perform all quality control tests (chemical and/or microbial) on the Materials and on the finished Product to ensure the quality of the Products as required by the Specifications and the Quality Agreement. Any tests required to be performed by the Specifications or the Quality Agreement, including any in-process controls for such testing, shall be agreed upon in the batch release pricing provided in Schedule 5.1, Supply Price.
8.6 Each shipment of Product hereunder shall be accompanied by (a) a certificate of analysis and the certificate of compliance certifying that Products have been Manufactured in conformity with the Specifications, and cGMP’s, (b) batch records for BioXcel review and approval; and (c) any other documents as may be required by the relevant Governmental Authority of the country in which the Product will be sold.
8.6.1The Quality Agreement further details the quality assurance obligations and responsibilities of the Parties.
8.7Reference Standards; Retention Samples. Provisions covering ARx’s obligation to store and retain appropriate samples (identified by batch number) of Product that it supplies to BioXcel, as well as analytical reference standards relating to Product, and access by BioXcel to the same are set forth in the Quality Agreement.
8.8Stability Testing.  ARx shall perform stability testing in compliance with regulatory guidance standards and requirements if, and as, set forth in the Quality Agreement. Pricing for such activity is specified in Schedule 5.1 Supply Price.
8.9Governmental Authority Action.  ARx shall promptly notify BioXcel of any information ARx receives regarding any threatened or pending action by any Governmental Authority, including any Governmental Authority non-approval or regulatory action,that may materially impact the Manufacture of Product.  Upon receipt of any such information, ARx shall consult with BioXcel in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Governmental Authority or take other action that it deems to be appropriate in order to protect the safety of patients or as may be required by Applicable Laws.
8.10Safety or Efficacy Claims.  Each Party shall promptly notify the other of any information related to the Manufacture of Product hereunder of which it is aware concerning Product supplied to BioXcel hereunder that may materially affect the safety or efficacy claims or the continued marketing of the Product.  Any such notification will include all related information in detail.  Subject to Section 8.11, upon receipt of any such information, ARx shall consult with BioXcel in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Governmental Authority or take other action that it deems to be appropriate in order to protect the safety of patients or as may be required by Applicable Laws.  Each Party will notify the other immediately of any health hazards of which it becomes aware with respect to Product or Product that may adversely impact employees involved in the Manufacture of Product.
8.11Recalls. Provisions covering voluntary and involuntary recalls, product withdrawals, field corrections, field alerts, or other related actions of the Product are set forth in the Quality Agreement and defined as a recall, removal, recovery of possession or control, withdraw or disposal of, or purposeful destruction of the Product because it is either defective or potentially harmful solely because the use or consumption thereof has resulted in bodily injury or property damage or because the use or consumption thereof posed actual or imminent danger of resulting in bodily injury or property damage or because of a Governmental Agency order (“Recall”). To the extent such Recall is [***].
8.12Materials Suppliers and Subcontractors.  ARx shall maintain an adequate supplier and Subcontractor management program to assess, on a risk-basis, quality of supply and assurance of supply from its suppliers of Materials that are components of, or may come in contact with, the Product.  ARx management program shall include site based audits of suppliers and Subcontractors on a risk basis.  Furthermore, to the extent that ARx has the rights to enforce compliance by suppliers of Materials and Subcontractors (provided that ARx shall use Commercially Reasonable Efforts to obtain such right from the suppliers of Materials and Subcontractors), BioXcel may, at its option, independently conduct audits or participate in ARx audits (including quality, safety, social responsibility and environmental) of ARx’s suppliers of such Materials and Subcontractors, on a routine or for-cause basis, with ARx’s reasonable approval.  As a result of such audits, if necessary, BioXcel, acting reasonably, shall have the right to direct ARx to disqualify a supplier as a source of Materials or a Subcontractor, and ARx shall identify a new supplier of such Materials or a Subcontractor and replace the disqualified supplier or Subcontractor with such new supplier or Subcontractor, pursuant to the provisions set forth in Section 8.2. Regulatory strategy and cost for such replacement shall be agreed upon by the Parties in writing. Notwithstanding the foregoing, ARx shall be fully responsible for supplier selection, sourcing and testing of Materials, qualification and management of its supplier(s) of Materials and Subcontractors, and negotiating the pricing of such Materials.

9.Records; Documents for Regulatory Support.
9.1.1Records.  ARx shall prepare and maintain ARx’s (or its Subcontractor’s, as applicable) complete and accurate records related to the Manufacture of Product under this Agreement, which shall include Manufacturing documents, batch records, test results, reports, correspondence, memoranda, and any other similar non-financial (except for Product invoices) documentation related to the Manufacture of Product under this Agreement (collectively, the “Records”), in a safe place, reasonably secure from theft or destruction.  ARx shall provide access to an electronic document storage system which houses all current documentation, including specifications, manufacturing, packaging, and labeling batch records, appropriate test results, certificates of analysis and conformance, stability reports, and other relevant manufacturing, testing, and batch documentation, and shall provide copies of the Records to BioXcel to review and approve prior to Product shipment.  All Records shall be retained by ARx for the longer of: (i) the term specified in the Quality Agreement; or (ii) such longer period of time as required by Applicable Laws or ARx standard operating procedures.  ARx shall provide BioXcel with complete and accurate copies of the appropriate documents for each Manufacturing batch, upon BioXcel’s reasonable request.
9.2Regulatory Support.  ARx shall make available to BioXcel such documents and information in its possession related to the Manufacture of such Product supplied hereunder as are reasonably requested by BioXcel or any Governmental Authority and necessary for obtaining or maintaining regulatory approvals for the Product in any country in which the Products are imported, marketed, sold or offered for sale by or on behalf of BioXcel (or its Affiliate), including transfer of testing methods. In the event that any such information required to be provided by ARx pursuant to this Section 9.2 is highly confidential, ARx may provide such information directly to the requesting Governmental Authority.  In the event that any documents or information referenced in this Section 9.2 are requested by a Governmental Authority in connection with obtaining or maintaining regulatory approval of the Product, ARx shall promptly provide such information, assistance and support to BioXcel as is reasonably necessary in order to satisfy such request within the timeframe designated by the relevant Governmental Authority. BioXcel shall pay for ARx’s reasonable costs in providing such assistance, provided that such costs have been approved in writing by BioXcel prior to their occurrence.
9.3Subcontractors.  For clarity, ARx shall ensure that any Subcontractor performing any Manufacturing activities complies with the foregoing provisions of this Article 9.
10.Compliance With Applicable Law.
10.1Compliance with Applicable Law.  In addition to, and without limiting, compliance obligations set forth in the Quality Agreement, ARx and BioXcel shall observe and comply with, and give all notices required by, Applicable Laws in connection with its activities under this Agreement. Either party shall notify the other if it becomes aware of any noncompliance with Applicable Laws in connection with its activities under this Agreement (including debarment of ARx or BioXcel under any such Applicable Laws), and shall take all appropriate action necessary to ensure compliance with Applicable Laws in connection with its activities under this Agreement.

10.2Export Licenses.  BioXcel shall notify ARx in writing if the Product is identified on: (i) the Commodity Control List (“CCL”), maintained by the Bureau of Industry and Security, U.S. Department of Commerce (“BIS”), as controlled by Export Administration Regulations (“EAR”); or (ii) the International Traffic of Arms Regulations (“ITAR”), maintained by the U.S. State Department.  If the Product is identified on CCL, said notice shall include: (a) the applicable Export Classification Control Number (“ECCN”); (b) the license number, for export, granted to BioXcel by the BIS (if applicable); and (c) a listing of the forms, review or reporting requirements required of BioXcel for the export of the Product.  If the Product is identified on ITAR, said notice shall include: (1) the category of the Product from the United States Munitions List (22 CFR Part 121); (2) the license number, for export, granted to BioXcel by the Directorate of Defense Trade Controls (“DDTC”) (if applicable); and (3) a listing of the forms, applications, licenses and other similar documentation required of BioXcel for export of the subject Product.  BioXcel shall be responsible for obtaining the appropriate export licenses for the Product.
10.3Safety; Waste.  In connection with the Manufacture of Product hereunder, ARx shall be solely responsible for maintaining safety procedures in connection with the Manufacture of Product and for the generation, treatment, storage and/or disposal of Waste relating thereto, all of which shall comply with all applicable environmental and occupational safety and health requirements in the jurisdiction of the Facility.
10.4Excluded Entities.

ARx represents and warrants that, as of the date of this Agreement, neither: it, nor any of its Affiliates nor any of their respective officers, or directors, or any of its (or their) employees, agents or personnel performing (or having performed) activities under this Agreement or the Work Plan (collectively, “ARx Representatives”), has been the subject of on actual or threatened Violation.  ARx shall notify BioXcel in writing immediately if any such Violation occurs or comes to its attention.  If a Violation exists with respect to ARx or any of its Affiliates or any of their respective ARx Representatives, ARx shall promptly remove such individual(s) or entities from performing any service, function or capacity related to the Manufacture of Product.

BioXcel represents and warrants that, as of the date of this Agreement, neither it, nor any of its Affiliates, nor any of their respective officers, directors, or any of its (or their) employees, agents or personnel performing (or having performed) activities under this Agreement or the Work Plan (collectively, “BioXcel Representatives”), has been the subject of an actual or threatened Violation.  BioXcel shall notify ARx in writing immediately if any such Violation occurs or comes to its attention.  If a Violation exists with respect to BioXcel or any of its Affiliates, or any of their respective BioXcel Representatives, BioXcel shall promptly remove such individual(s) or entities from performing any service, function or capacity relating to this Agreement.

11.Indemnification; Damages.
11.1ARx Indemnification.  [***] ARx shall protect, defend, indemnify, and hold harmless BioXcel, its Affiliates and its and their respective officers, directors, employees, and agents, and their respective successors and permitted assigns (“BioXcel Indemnitees”) from and against any and all Third Party Damages  [***]; in each case, except to the extent such Third Party

Damages or Third Party Claims result from a circumstance for which BioXcel was also involved or is obligated to indemnify ARx pursuant to Section 11.2.
11.2BioXcel Indemnification.  BioXcel shall protect, defend, indemnify, and hold harmless ARx, its Affiliates and its and their respective officers, directors, employees, and agents, and their respective successors and permitted assigns (“ARx Indemnitees”) from and against any and all Third Party Damages from Third Party Claims occurring, growing out of, incident to, or resulting from: [***] in each case, except to the extent such Third Party Damages or Third Party Claims result from a circumstance for which ARx is obligated to indemnify BioXcel pursuant to Section 11.1.
11.3Indemnification Procedures. The indemnified Party will notify the indemnifying Party of any demand by the indemnified Party for indemnification from the indemnifying Party that is based on any Third Party Claim, but the indemnified Party’s failure to provide or delay in providing that notice or those copies will not release the indemnifying Party from its obligations under Section 11.1 or 11.2, as applicable, except to the extent that the failure or delay materially prejudices the indemnifying Party. The indemnifying Party has the exclusive right to conduct the defense of any such Third Party Claim and any negotiations for its settlement, except that: (i) the indemnifying Party may not enter into any compromise or settlement unless the indemnified Party consents to such compromise or settlement, which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed to be given with respect to any settlement that does not adversely affect the indemnified Party’s rights hereunder or impose any obligations on the indemnified Party in addition to those set forth herein in order for it to exercise such rights; (ii) the indemnified Party may participate at its expense in the indemnifying Party’s defense of or settlement negotiations for any Third Party Claim with counsel of the indemnified Party’s own selection; and (iii) the indemnified Party may, at its option and the indemnifying Party’s expense, and on prior written notice to the indemnifying Party, conduct the defense of and any settlement negotiations for any Third Party Claim in place of the indemnifying Party if the indemnifying Party fails to promptly defend the Third Party Claim as required in this Article 11.
11.4Damages.  [***] IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR INDIRECT OR CONSEQUENTIAL LOSSES, OR FOR ANY LOSS OF REVENUES OR LOST PROFITS, IN EACH CASE OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER, SUFFERED OR INCURRED BY SUCH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE QUALITY AGREEMENT OR ANY AGREEMENT ENTERED INTO IN CONNECTION WITH EITHER OF THE FOREGOING, OR AS A RESULT OF ANY ACTIVITIES HEREUNDER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

11.5Liability Cap.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE TOTAL AND AGGREGATE LIABILITY OF ARX (AND ITS AFFILIATES) ARISING OUT OF, OR OTHERWISE IN CONNECTION WITH, THIS AGREEMENT (INCLUDING, FOR CLARITY, THE QUALITY AGREEMENT) (INCLUDING BREACH OF CONTRACT, TORT, OR OTHERWISE) SHALL NOT EXCEED [***]; PROVIDED, HOWEVER, THAT AS TO [***].
12.Agreement Term.
12.1Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect until the ten (10) year anniversary of the Effective Date, unless earlier terminated pursuant to Section 12.2 or mutually terminated by the Parties in writing (the “Initial Term”).   After the Initial Term, the Agreement will automatically renew for successive (1) year periods, so long as Product is still being marketed or sold, or unless terminated earlier as provided for in this Agreement (such renewal term, together with the Initial Term, the “Term”).
12.2Termination.

At Will. BioXcel shall have the right to terminate this Agreement upon [***] written notice to ARx, if the Product is no longer being marketed or sold by or on behalf of BioXcel (including any Affiliate or their respective (sub)licensees) or assignee of this Agreement.

Breach.  If either Party shall materially breach this Agreement the non-breaching Party may give written notice to the other Party, specifying the nature of the material breach and, if such material breach is not remedied within [***] or reasonably addressed, to the non-breaching Party’s reasonable satisfaction, within an additional [***] period (with the breaching Party providing the non-breaching Party notice within the initial [***] period that includes an updated timeline and justification as to why the breach cannot be remedied within the initial [***]) of receipt of such notice, then the non-breaching Party shall have the right, in its sole discretion, to immediately terminate this Agreement upon written notice to the breaching Party.  For clarity, a breach by ARx of Section 3.2 shall constitute a material breach of this Agreement.

Bankruptcy.  This Agreement may be terminated by written notice given by a Party upon the occurrence of any of the following with respect the other Party: (i) such other Party becomes insolvent; or (ii) voluntary or involuntary proceedings by or against such other Party are instituted in bankruptcy or under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing; or (iii) a receiver or custodian is appointed for such other Party, or proceedings are instituted by or against such other Party for corporate reorganization or the dissolution of such other Party, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing; or (iv) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of such other Party are seized or attached and not released within [***] thereafter. All licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”), licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The Parties agree that the Parties and their respective sublicensees, as sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto.  The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party.  The Bankrupt Party (in any capacity, including debtor in possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by the Non-Bankrupt Party or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or Control of Third Parties as are reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement.  The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Applicable Laws.

12.3Consequences of Expiration and Termination.

Outstanding Orders in the event of Termination.  In the event that this Agreement is terminated, then ARx shall, upon BioXcel’s request, fulfill, any or all Orders for Products submitted by BioXcel prior to the effective date of termination, in accordance with the terms of this Agreement, and BioXcel shall pay the Supply Price for the quantities of Product supplied thereunder (provided that such Product complies with this Agreement, including meeting the warranties set forth in this Agreement). If BioXcel elects not to receive any Confirmed Orders, then, other than in the event of termination by BioXcel pursuant to Section 12.2.2 or 12.2.3, ARx shall invoice BioXcel for the Supply Price for the quantities of Product set forth in Confirmed Orders placed prior to the effective date of termination.

Materials in Termination or Expiration.

With respect to Materials other than BioXcel Supplied Materials, the following shall apply:  [***]

With respect to BioXcel Supplied Materials, upon the expiration or termination of this Agreement, at BioXcel’s request and cost, ARx shall promptly return to BioXcel any remaining inventory of BioXcel Supplied Materials.  BioXcel shall specify the location to which delivery is to be made.

For clarity, the foregoing provisions of this Section 12.3.2 shall not apply to the extent that Materials are needed to Manufacture Product as set forth in Section 12.3.1.

(i)The Parties shall enter into a supply agreement for the supply and manufacture by ARx of any Materials that are manufactured exclusively by ARx or any of its Affiliates, to the extent such Materials are (A) not commercially available and (B) are necessary to manufacture the Product. The Parties shall use commercially reasonable efforts to enter into such supply agreement within [***] after the effective date of termination of this Agreement.
12.3.2Termination Assistance. ARx shall, upon BioXcel’s request during the Termination Assistance Period provide the Termination Assistance for an agreed upon cost to BioXcel.
12.3.3Technical Transfer. Upon BioXcel’s request within [***] after termination for ARx’s breach, ARx shall conduct a full technical transfer to BioXcel, or its designee, in order to allow BioXcel or its designee (as applicable) to Manufacture Product. Such technical transfer shall include the provision of copies of the physical embodiment of all processes, protocols, procedures, methods, tests and other know-how owned or controlled by ARx, in each case, necessary to Manufacture or have Manufactured Product (including, for clarity, all ARx Background IP, ARx Work Plan IP and ARx Developed IP relating to the then-current Manufacturing Process for the Product) (collectively, the “ARx Manufacturing Technology”). In addition, ARx shall make available to BioXcel (and/or its designees), on a mutually convenient timetable, reasonable technical assistance with respect to the use of such information to enable BioXcel to Manufacture Product for itself or through a third party manufacturer, which assistance may include in-person meetings. Notwithstanding the foregoing, any such data, know-how, technology, or information that is Confidential Information shall continue to be Confidential Information under this Agreement, but may be disclosed by BioXcel to bona fide third party manufacturers (and those employees, agents, consultants, and subcontractors of such third party manufacturers who “need to know” such Confidential Information for the sole purpose of manufacturing the Product) pursuant to a written agreement containing confidentiality and non-use provisions no less restrictive than those set forth herein, with written approval from ARx (not be unreasonably withheld) of such Confidential Information to be shared. In consideration for the technical transfer and assistance pursuant to this Section 12.3.4, and the right to Manufacture or have Manufactured Product using ARx Manufacturing Technology per Section 3.3.1, BioXcel shall pay ARx the amount specified in Schedule 5.1 on a per-unit basis for commercial sales of Product Manufactured using the ARx Manufacturing Technology.
12.4Payment of Outstanding Amounts; Accrued Rights: No Further Liabilities.  Upon expiration or termination of this Agreement, BioXcel and ARx shall immediately settle all outstanding invoices and other monies owed to the other pursuant to this Agreement. The termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accruing prior to such termination or expiration. Subject to the foregoing, expiration or termination of this Agreement shall relieve and release all Parties from any liabilities and obligations under this Agreement, other than those specifically set forth in this Section 12.4, those that survive termination in accordance with Section 12.5, and any and all obligations of indemnification in accordance with Article 11.
12.5Survival.  The terms, provisions, representations and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either Party or both Parties hereunder, including Articles 1, 9, 11, 13, 15, and 16 and Sections

2.1, 3.5.5, 5.3, 5.5, 7.4, 12.2.3, 12.3, 12.4, 14.2, 14.3, 14.4, 14.5 (except in the event of termination by ARx pursuant to Section 12.2 or by BioXcel pursuant to Section 12.2.1), 14.6 (except as to Licensed Patents in the event of termination by ARx pursuant to Section 12.2 or by BioXcel pursuant to Section 12.2.1), 14.7 and this 12.5 shall so survive the completion of performance, expiration or termination of this Agreement.
13.Insurance.  [***]
14.Intellectual Property Matters.
14.1Invention Disclosure and Record-Keeping.
14.1.1Each Party shall disclose to the other Party all Developed Intellectual Property, including copies of all invention disclosures and other similar documents created in the ordinary course of its business that disclose any conception or reduction to practice of any Intellectual Property constituting Developed Intellectual Property. A party shall make all such disclosures to the other party at least thirty (30) Business Days before any public disclosure of such Intellectual Property or any required submission to government agencies in compliance with the requirements of government supported research.
14.1.2Each Party shall maintain contemporaneous, complete, and accurate written records of its Representatives' activities concerning Developed Intellectual Property that provide proof of the conception date and reduction to practice date of any Developed Intellectual Property for which the party's Representative claims inventorship status.
14.2Background IP. All Intellectual Property rights that are (a) owned or controlled by either Party as of the Effective Date, or (b) invented or developed independently by either Party outside the scope of this Agreement or the Work Plan, and without using any of the other Party’s Confidential Information or Intellectual Property (with respect to each Party, such Intellectual Property in (a) and (b) shall be deemed its “Background IP”) shall remain under the ownership or control of such Party throughout the Term and thereafter.  For clarity, ARx’s Background IP shall be deemed “ARx Background IP”, and BioXcel’s Background IP shall be deemed “BioXcel Background IP”.
14.3Intellectual Property under Work Plan; Additional Product Formulation IP.
14.3.1All Intellectual Property owned by BioXcel pursuant to Section 9(a) of the Work Plan, as amended per Section 2.1.3, shall be deemed “BioXcel Work Plan IP”.
14.3.2 All Intellectual Property owned by ARx pursuant to Section 9(b) of the Work Plan, as amended per Section 2.1.4, other than any Additional Product Formulation IP, shall be deemed “ARx Work Plan IP”.
14.3.3The Parties understand and agree that the Intellectual Property owned by ARx pursuant to the Work Plan may include formulations of the Product other than the Clinical Trial Formulation (as defined in the Work Plan, and as further amended by Section 2.1.3) and the Filed Product Formulation (as defined in the Work Plan) (such formulations, the

“Additional Product Formulations”; such intellectual property, the “Additional Product Formulation IP”). ARx shall own all Additional Product Formulation IP.

14.4 Ownership of Inventions.

14.4.1ARx Developed IP. ARx shall own any Developed Intellectual Property that constitutes an improvement to any ARx Background IP, to the extent such Intellectual Property (i) is generally applicable to ARx’s business and was not made exclusively for BioXcel, (ii) is not specific to the Deliverables or the Product  (except to the extent related to the process development and Manufacturing Process for the Product) and (iii) was not made using, is not based on and does not incorporate, any BioXcel Background IP or BioXcel Confidential Information (collectively, “ARx Developed IP”); provided, that ARx shall own new formulations or compositions of film products, including any and all inactive backing layers,  that are used to administer compounds, other than any new formulations or compositions comprising the Product). BioXcel hereby assigns, and shall cause its Affiliates, and its and their employees, contractors or personnel to assign, all right, title and interest in and to the ARx Developed IP to ARx. BioXcel agrees to assist ARx in securing for ARx any patents, if requested by ARx, copyrights or other proprietary rights in such ARx Developed IP, and to perform all acts that may be reasonably required to vest in ARx all right, title and interest in such ARx Developed IP, and BioXcel shall be compensated at its standard rates for such time of BioXcel employees spent on such assistance and reimbursed for its reasonable out-of-pocket expenses incurred to provide such assistance requested by ARx. For clarity, ARx Developed IP excludes ARx Work Plan IP.

14.4.2 BioXcel Developed IP. BioXcel shall own all Developed Intellectual Property other than ARx Developed IP (which BioXcel Developed IP, for clarity, shall include any Intellectual Property that is  (a) related to the Products (including any new formulations or compositions of Products and all Intellectual Property Rights in and to the foregoing, but excluding any Intellectual Property related to aspects of the process development and Manufacturing Process for the Product) or (b) otherwise based on, uses or incorporates any BioXcel Confidential Information or BioXcel Background IP (collectively, “BioXcel Developed IP”). ARx hereby assigns, and shall cause its Affiliates, and its and their employees, contractors or personnel to assign, all right, title and interest in and to the BioXcel Developed IP to BioXcel. ARx agrees to assist BioXcel in securing for BioXcel any patents, copyrights or other proprietary rights in such BioXcel Developed IP, and to perform all acts that may be reasonably required to vest in BioXcel all right, title and interest in such BioXcel Developed IP, and ARx shall be compensated at its standard rates for such time of ARx employees spent on such assistance and reimbursed for its reasonable out-of-pocket expenses incurred to provide such assistance requested by BioXcel. For clarity, BioXcel Developed IP excludes BioXcel Work Plan IP.

14.5License of Intellectual Property.

14.5.1 License to BioXcel.

(a)ARx hereby grants BioXcel an exclusive (even as to ARx (subject to ARx’ continued right and obligation to manufacture Product as provided for under this Agreement)), royalty-bearing (in accordance with Sections 3.3.2 and 12.3.4), perpetual, transferable, worldwide license (with the right to grant and authorize sublicenses through multiple tiers) under the

Additional Product Formulation IP,  ARx Developed IP, ARx Work Plan IP and ARx Background IP, to make or have made the Product solely in accordance with Section 3.3.2 and 12.3.4.

(b) ARx hereby grants BioXcel an exclusive (even as to ARx), royalty-bearing (in accordance with Sections 3.3.2 and 12.3.4), perpetual, transferable, worldwide license (with the right to grant and authorize sublicenses through multiple tiers) under the Additional Product Formulation IP, the ARx Background IP, ARx Work Plan IP and ARx Developed IP, to use (including to clinically develop the Product in the Permitted Field), import, offer for sale, sell, have sold, commercialize (including marketing), have commercialized and otherwise exploit (including, for clarity, for all regulatory (including filings) purposes related to the Product) the Deliverables or Product.  For clarity, BioXcel acknowledges and agrees that ARx shall retain the right to use the Additional Product Formulation IP for the exploitation of products other than the Deliverables, or Product.

ARx will not knowingly incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any Third Party into any Product without BioXcel’s prior written permission.

14.5.2 License to ARx. BioXcel hereby grants ARx a non-exclusive, royalty-free, non-transferable, non-sublicenseable, worldwide license under the BioXcel Background IP, BioXcel Work Plan IP and BioXcel Developed IP, to the extent required for ARx to Manufacture the Product during the Term in accordance with this Agreement.

14.5.3 No Implied License. Except as expressly set forth herein, nothing in this Agreement shall be construed to transfer to either Party any patent right, copyright, trademark right, or other proprietary right of the other Party. For avoidance of doubt, BioXcel shall retain all right, title, and interest in and to the Product and any intellectual property rights therein.

14.5.4 Developed Intellectual Property Ownership Disputes. The Parties shall use commercially reasonable efforts to address all issues concerning the inventorship or ownership of, or any rights to, Developed Intellectual Property in a fair and equitable manner and in accordance with the requirements of U.S. patent law to achieve the goals of this Agreement.

14.5.5. License and Ownership Summary. The Parties agree that Schedule 14 sets forth the ownership and license rights for the subject matter contained thereon.

14.6ARx Licensed Patents.
14.6.1For purposes of this Section 14.6, the following capitalized terms shall have the meanings set forth below:

“ARx Licensed Patents” means: (a) the patents and patent applications listed in Schedule 14.6.1(i); (b) any and all patents issuing or claiming priority from any of the patents and patent applications listed in Schedule 14.6.1(i), including any continuations, continuations-in-part, divisionals, renewals, reexaminations, reissues, extensions, substitutions, confirmations, registrations, revalidations, revisions and additions thereof; (c) foreign counterparts of the patents and patent applications described in clauses (a)-(b);

“Field of Use” means any and all uses;

“Joint Patents” means ARx’s interest in: (a) the patents and patent applications listed in Schedule 14.6.1(iii); (b) any and all patents issuing or claiming priority from any of the patents and patent applications listed in Schedule 14.6.1(iii), including any continuations, continuations-in-part, divisionals, renewals, reexaminations, reissues, extensions, substitutions, confirmations, registrations, revalidations, revisions and additions thereof; (c) foreign counterparts of the patents and patent applications described in clauses (a)-(b);

“Licensed Patents” means, collectively, (A) the ARx Licensed Patents, and (B) the Joint Patents;

“Territory” means worldwide;

(i)“Valid Claim” means (a) a claim in an issued and unexpired patent included in a Licensed Patents that: (i) has not been  held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and not subject to appeal, (i) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (iii) has not been lost through an interference, reexamination, or reissue proceeding; or (b) a pending claim of a pending patent application included in the Licensed Patents.

Prosecution of ARx Licensed Patents.

ARx will be responsible for the preparation, filing, prosecution, and maintenance (collectively, “Prosecution”) of the ARx Licensed Patents during the Term, at ARx’s sole cost and expense. ARx will use diligent efforts to conduct Prosecution of the ARx Licensed Patents and shall keep BioXcel reasonably informed of the status of the ARx Licensed Patents in the Territory.

Upon BioXcel’s request from time to time, ARx shall provide BioXcel reasonable opportunity to review and comment on its Prosecution efforts regarding the ARx Licensed Patents, which shall include review of material communications and drafts of material filings or responses to be made to such patent authorities, in connection with the ARx Licensed Patents, provided that such disclosure does not impact attorney client privilege. ARx shall consider in good faith comments thereto provided by BioXcel in connection with the Prosecution of the ARx Licensed Patents. At BioXcel’s reasonable request from time to time, ARx shall file and prosecute continuations and similar extensions of the ARx Licensed Patents with such claims and responses as prepared by BioXcel, at BioXcel’s cost and expense.  ARx shall not permit any of the ARx Licensed Patents to be lapsed or abandoned without first providing a written notice to BioXcel at least [***] prior to any pending lapse or abandonment thereof. BioXcel shall thereafter have the right (but not the obligation) to assume responsibility for the Prosecution of such ARx Licensed Patents, at BioXcel’s cost and expense, by providing written notice to ARx.

As between the Parties, BioXcel will have the first right, but not the obligation for the Prosecution of the Joint Patents, at its sole cost and expense; provided that, BioXcel shall provide ARx on request with a reasonable opportunity to review and comment on its Prosecution efforts and shall consider in good faith comments thereto provided by ARx in connection therewith.  BioXcel shall not permit any of the Joint Patents to be lapsed or abandoned without first providing a written notice to ARx at least [***] prior to any pending lapse or abandonment thereof. ARx shall thereafter have the right (but not the obligation) to assume responsibility for the Prosecution of such Joint Patents, at ARx’s cost and expense, by providing written notice to BioXcel.

Each Party shall provide the other Party with all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent Prosecution efforts provided above, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution.

Enforcement of ARx Licensed Patents and Joint Patents.

Each Party will promptly notify the other Party if it becomes aware of any known or suspected infringement of any Licensed Patent or Joint Patent or any related declaratory judgment, opposition or similar action alleging the invalidity, unenforceability or non-infringement of any of the ARx Licensed Patents or Joint Patents in the Territory (collectively, “Infringement”).  Such notice will include the identity of the party or parties known or suspected to have infringed the Licensed Patent or Joint Patent and any available information that is relevant to such Infringement.

BioXcel will have the first right, but not the obligation, to bring and control the enforcement and defense of the ARx Licensed Patents and the Joint Patents with respect to any Infringement resulting from a third party’s use, manufacture or sale of a Product or a product that competes with the Product in the Field of Use, or filing of an application for regulatory approval to perform those acts, in the Territory (“Product Infringement”), as BioXcel reasonably determines appropriate.  If (i) BioXcel notifies ARx that it does not intend to commence or assert any claim (including counterclaims), suit, or action (an “Action”) against such Product Infringement, or (ii) BioXcel does not institute any Action against such Product Infringement within [***] after having been made aware of such Product Infringement, then in each case of (i) and (ii), ARx shall have the right, but not the obligation, to commence such Action, at ARx’s cost and expense; provided, that, with respect to the Joint Patents, if BioXcel has a good faith belief that the institution of any Action with respect to a Joint Patent would be reasonably likely to result in a material adverse impact on the commercialization of the Product by or on behalf of BioXcel, then, BioXcel shall inform ARx of such belief and the rationale for such belief and ARx shall refrain from instituting such an Action with respect to such Joint Patent.

Each Party shall provide to the Party bringing an Action under this Section 14.6.3 (the “Enforcing Party”) with reasonable assistance in such enforcement, at such Enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable laws to pursue such action.  The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action. If the Enforcing Party recovers monetary damages in such Action brought under this Section 14.6.3, such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows: [***].

ARx will have the sole right to enforce all ARx Licensed Patents in connection with any Infringement that is not a Product Infringement, at ARx’s sole cost and expense, and shall retain all recoveries with respect thereto.

For clarity, if BioXcel is the Enforcing Party and brings an Action against a Third Party for Product Infringement, as well as Infringement of Joint Patents or any other Intellectual Property owned or controlled by BioXcel, such recoveries shall, to the extent not specifically apportioned in the award of damages in such Action, be reasonably apportioned by BioXcel amongst the ARx Licensed Patents, Joint Patents and any other applicable Intellectual Property owned or controlled by BioXcel.

14.7Use Outside of Permitted Field.  Notwithstanding anything contained in this Agreement to the contrary, BioXcel hereby agrees that it shall not, directly or indirectly, develop, have developed, use, import, offer for sale, sell, have sold, commercialize (including marketing), have commercialized and otherwise exploit (including, for clarity, for all regulatory (including filings) purposes related to the Product) the Deliverables or Product for use outside of the Permitted Field without the prior written consent of ARx.
15.Confidentiality and Publicity.
15.1Disclosure of Confidential Information.  The Receiving Party shall retain in strict confidence all Confidential Information of the Disclosing Party and will protect such information against unauthorized use and disclosure to Third Parties with at least the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any purpose other than as expressly permitted under this Agreement in connection with the performance of its obligations or exercise of its rights hereunder.
15.2Permitted Disclosures.

Notwithstanding Section 15.1, Receiving Party shall be permitted to disclose Confidential Information of the Disclosing Party, if such Confidential Information:

is disclosed by BioXcel (or its Affiliates) to a Governmental Authority in order to maintain or obtain approval to Manufacture and/or market Product or Product, but such disclosure may be only to the extent reasonably necessary to obtain such authorizations;

is disclosed by the Receiving Party (or its Affiliates) to its or their employees, agent(s), consultant(s), and/or other Third Parties (upon written approval of the Disclosing Party, not to be unreasonably withheld) who have a need to know such information  in connection with the performance of obligations of the Receiving Party or the exercise of rights granted to the Receiving Party under this Agreement; provided that, such persons agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement;

is deemed necessary by counsel to the Receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; or

is disclosed by the Receiving Party with notification to Disclosing Party, to its bona fide prospective or actual licensees, investors, acquirors, or other financial or commercial partners solely for the purpose of evaluating potential investment in such Party, provided that such Third Parties agrees to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

In addition, if Receiving Party is required by judicial or administrative process or Applicable Law to disclose Confidential Information that is subject to the non-disclosure provisions of Section 15.1, such Party shall promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process or as required by Applicable Law shall remain otherwise subject to the confidentiality and non-use provisions of Section 15.1, and the Party disclosing Confidential Information pursuant to law or court order or as required by Applicable Law shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information and take measures to minimize of the extent of Confidential Information disclosed.

15.3Return of Confidential Information.  Upon the written request of the Disclosing Party, the receiving Party shall immediately either return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party, in accordance with the instructions of the disclosing Party, including all notes, summaries, and translations that have been made regarding such Confidential Information, and all copies of the foregoing.  In the event destruction is requested by the Disclosing Party, the Receiving Party shall certify such destruction in writing.  Notwithstanding the foregoing, the Receiving Party may retain a copy for purposes of exercising any licenses under this Agreement (including any licenses that survive the termination or expiration of this Agreement) and may archive one (1) copy of Confidential Information for purposes of demonstrating its compliance with this Agreement and for regulatory purposes, subject to confidentiality requirements of this Agreement. The Receiving Party shall not be obligated to erase Confidential Information maintained in an archived computer system back up in accordance with its security and/or disaster recovery procedures.
15.4Publicity.  Except as otherwise required by Applicable Laws or by judicial or administrative process (or as otherwise agreed to by the other Party in writing), each Party agrees not to: (i) advertise or otherwise make known to Third Parties any information regarding this Agreement (including, for clarity, the terms of this Agreement); or (ii) use or reference in any advertising, press release, interview, presentation to prospective clients, article, promotional material, or other communication, in connection with this Agreement, any company or representative name, endorsement, direct or indirect quote, code, drawing, logo, trademark, specification, or picture of the other Party without the prior written consent of such other Party, which consent may be withheld at such other Party’s discretion; provided, that in the event Applicable Laws or judicial or administrative process requires such disclosure, use or reference, such Party shall promptly notify the other Party and allow such other Party a reasonable time and opportunity to oppose such process before making such disclosure, use or reference.  Notwithstanding the foregoing, BioXcel shall have the right to use ARx’s name in order to identify ARx as the manufacturer of Product as may be required by Applicable Laws or as may otherwise be reasonably necessary in connection with obtaining and maintaining regulatory approvals for Product or as may otherwise be reasonably necessary in connection with marketing and sale of Product (e.g., listing ARx as the manufacturer of Product on the packaging, if required); provided that, BioXcel shall follow all reasonable instructions and guidelines of ARx in connection with the use of its name (and any other of its trademarks or trade dress as applicable), and if ARx reasonably objects to the manner in which its name (or any other of its trademarks or trade dress as applicable) is being used, BioXcel shall cease the use thereof in such manner upon written notice from ARx thereof.
16.Miscellaneous Provisions.
16.1Independent Contractor. It is expressly agreed that ARx and BioXcel are and shall remain independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither ARx nor BioXcel shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement.
16.2Use of Affiliates.  Each Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, provided that such Party shall remain solely responsible for the acts, omissions and performance of such Affiliate as if such acts, omissions and performance had been provided by such Party itself under this Agreement.  In addition, in each case where a Party’s Affiliate has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement: (i) such Party shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement; and (ii) any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by such Party of such terms or conditions.
16.3Force Majeure.  No Party shall be liable for a failure or delay in performing any of its obligations under this Agreement (except for the payment of money) if, but only to the extent that, such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (i) acts of God; (ii) fire or explosion (except to the extent caused by the negligence or willful misconduct of the affected Party); (iii) unusually severe weather; (iv) war, invasion, riot or other civil unrest; (v) governmental laws, orders, restrictions, actions, embargoes, or blockages; (vi) national or regional emergency; (vii) injunctions, strikes, lockouts, labor trouble, or other industrial disturbances; (viii) pandemic or disease; and (ix) shortage of supply of non-commodity materials on a global basis (each, a “Force Majeure Event”); provided that the Party affected shall promptly notify the other of the Force Majeure Event and shall exert reasonable efforts to eliminate, cure, or overcome any such causes and to resume performance of its obligations as soon as practicable.

16.4Dispute Resolution.

Disputes.  The Parties hereby agree that the dispute between the Parties shall first be referred to a senior executive of each Party (the “Representatives”).  If any such matter has not been resolved within [***] of such referral to the Representatives either Party may invoke the provisions of Section 16.4.2 for such dispute.  No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration law, including but not limited to the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement.

Jurisdiction; Venue.  Any legal action or other proceeding (including arbitration) to resolve any dispute, controversy or claim arising out of, in connection with or related to this Agreement or its subject matter or formation will take place in the state or federal court(s) sitting in and for the State of Delaware. Each Party expressly consents to the exclusive personal jurisdiction and venue of such courts for the purpose of any such legal action or other proceeding. The Parties further expressly waive any defenses of lack of personal jurisdiction, venue, or forum non conveniens.

Expenses.  All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration shall be borne equally by the Parties to the dispute unless the Parties agree otherwise in writing or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties to the dispute  Each of the Parties shall bear its own counsel fees and the expenses of its witnesses except (a) to the extent otherwise provided in this Agreement or by Applicable Law or (b) to the extent the arbitrators in their discretion determine for any reason to allocate such fees and expenses among the Parties in a different manner.

Injunctive Relief.  Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek injunctive relief in the state or federal courts located in the State of New York as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations, or the observance of restrictions upon it, under this Agreement. For the avoidance of doubt, either Party may pursue such relief in the event of a breach of the other Party’s obligations of confidentiality pursuant to Section 15.1, or, in the case of BioXcel, ARx’s breach of Section 3.2.

16.5Governing Law; Jurisdiction.

This Agreement shall be construed and governed under and in accordance with the laws of the State of Delaware, without giving effect to the principle of conflict of laws thereof.

16.6No Waiver.  Any Party’s failure to enforce any of the terms or conditions herein or to exercise any right or privilege pursuant hereto, or any Party’s waiver of any breach under this Agreement, shall not be construed to be a waiver of any other terms, conditions, or privileges, whether of a similar or different type.

16.7Assignment.

ARx shall not assign this Agreement, in whole or in part, to any person or entity (including by operation of law, judicial process or otherwise) without the prior written consent of BioXcel, which consent may be withheld for any reason or without reason.

BioXcel shall be entitled to assign this Agreement, in whole or in part, to any of its Affiliates (including by operation of law, judicial process or otherwise) or to any entity with which or into which BioXcel may merge or consolidate or any entity acquiring all or substantially all of the assets of BioXcel or of BioXcel’s business or operations to which this Agreement relates (whether by way of merger, sale of stock, sale of assets or otherwise), in each case, without the prior consent of ARx. Any other assignment of this Agreement by BioXcel may not be made without the prior written consent of ARx, which may not be unreasonably withheld, conditioned or delayed.

Any permitted assignee shall assume all obligations of its assignor under this Agreement; provided, however, that in the event of an assignment to an Affiliate, the assignor Party shall remain as principal obligor for all or any obligations and liabilities assigned to such Affiliate under the terms of this Agreement.  No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has hereunder as of the time of such assignment.  Any other attempted assignment of this Agreement in violation of this Section 16.7 shall be null and void.

The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

16.8Severability.  If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect.  The Parties shall negotiate in good faith to substitute a valid, legal, and enforceable provision that reflects the intent of such invalid or unenforceable provision
16.9Notices.

The term “notice” as used throughout this Agreement, shall mean written notice, except where specifically provided herein to the contrary.  Notice shall be delivered by: (i) certified mail, return receipt requested (or the equivalent); (ii) hand delivery with receipt acknowledged; or (iii) overnight courier service that provides a delivery receipt.  Notices shall be delivered to the following addresses or to such other address or person as a Party may specify by notice given in accordance with this Section 16.9.1.

If to ARx:

ARx, LLC
400 Seaks Run Road
Glen Rock, PA 17327

Attention: ARx Legal Counsel

With a copy to:

ARx, LLC

400 Seaks Run Road
Glen Rock, PA 17327
Attention: General Manager, ARx, LLC

If to BioXcel:

BioXcel Therapeutics, Inc.

555 Long Wharf Drive,

New Haven,

CT 06511

Attn: [***]

and

BioXcel Therapeutics, Inc.

555 Long Wharf Drive,

New Haven,

CT 06511

Attn: [***]

With a copy to:

Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004-2400

Attention: [***]

Notice given in accordance with Section 16.9.1 shall be deemed delivered when received, or upon refusal of receipt.

16.10Cumulative Remedies.  Except as otherwise expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy available under the terms of this Agreement or otherwise available at law or in equity.
16.10.1Entire Agreement/Amendments; Conflicts. This Agreement, together with all attachments hereto, and any Orders issued hereunder, as well as the Quality Agreement, constitutes the entire agreement between the Parties hereto and shall supersede and take the place of any and all agreements, documents, minutes of meetings, or letters concerning the subject matter hereof that may, prior to the Effective Date, be in existence, including the Confidentiality Agreement and the Work Plan.  Furthermore, this Agreement shall supersede any and all pre-printed terms on any orders, invoices, and other related documents issued by ARx (or any of its Affiliates) or BioXcel (or any of its Affiliates), as applicable. This Agreement may only be amended by a statement in writing to that effect signed by duly authorized representatives of BioXcel and ARx.
16.11Headings.  The headings assigned to the Articles and Sections of this Agreement are for convenience only and shall not limit the scope and applicability of the Articles and Sections.
16.12Further Assurances.  Each Party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.
16.13English Language.  If there exist versions of this Agreement, or any Schedules or attachments, or any amendments hereto or thereto, in any language other than English, the binding version of all of the foregoing shall be the English version, except as otherwise required by Applicable Law.  All notices and other written documentation provided by a Party to the other Party under this Agreement shall be in English, unless otherwise agreed to by the Parties.
16.14Review By Legal Counsel.  Each of the Parties agrees that it has read and had the opportunity to review this Agreement with its legal counsel.  Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting Party shall not apply.
16.15Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any Third Party, any rights, remedies, obligations or liabilities.
16.16Interpretation.  In this Agreement, unless otherwise specified: (i) “includes” and “including” and words of similar import shall mean includes and including without limitation; (ii) words denoting any gender shall include all genders; (iii) words denoting the singular shall include the plural and vice versa; (iv) the Exhibits, Schedules, and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits, Schedules, and attachments; (v) the word “or” is disjunctive but not necessarily exclusive; (vi) references to “Articles”, “Sections” “subsections” and “clauses” in this Agreement shall be to Articles, Sections, subsections and clauses, respectively, of this Agreement unless otherwise specifically provided; and (vii) references to any Articles or Sections include Sections and subsections that are part of the reference Article or Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2”, and references to “Article 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2(a)”).  Words and abbreviations that have known or technical trade meanings are used in this Agreement in accordance with such recognized meanings.
16.17Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument.  In addition, this Agreement may be executed by facsimile or “PDF” and such facsimile or “PDF” signature shall be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BioXcel Therapeutics, Inc.:

By:
Name:
Title:

ARx, LLC:

By:
Name:
Title:

[Signature Page to Commercial Supply Agreement]

Attachment A

Work Plan

(See Attached)

Attachment B

Form of Quality Agreement

[Omitted Pursuant to Item 6.01(a)(5) of Regulation S-K]

Schedule 1.23

BioXcel Technical Requirements

[Omitted Pursuant to Item 6.01(a)(5) of Regulation S-K]

Schedule 1.64

Specifications

[Omitted Pursuant to Item 6.01(a)(5) of Regulation S-K]

Schedule 3.3

[***]

Schedule 3.5

[***]

Schedule 4.1

Initial Forecast

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 5.1

Supply Price

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 14.6.1(i)

ARx Licensed Patents

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 14.6.1(iii)

Joint Patents

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]